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                                                                 Exhibit 23(iii)



                        CONSENT OF CHARTERED ACCOUNTANTS
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 9, 2002 with respect to the Combined Financial Statements of the Gerdau Canada Group in Amendment No. 3 to the Registration Statement (Form F-4) and related Prospectus of Gerdau AmeriSteel Corporation for the registration of 15,860,396 shares of its common stock. We also consent to the filing of our opinion on the material U.S. Federal income tax consequences of the merger as an exhibit to the above referenced registration statement and to the references to our name in the section of the registration statement entitled "The Merger -- Material U.S. Federal Income Tax Consequences".

/s/ Ernst & Young LLP
Kitchener, Canada
February 27, 2003